REPORT OF
INDEPENDENT
AUDITORS


The Board of Directors and Trustees
Nuveen Exchange-Traded Funds

In planning and performing our audit of the financial statements of each of the Nuveen Exchange-Traded
Funds listed in Exhibit A attached hereto (the "Funds") for the year ended August 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2001.

This report is intended solely for the information and use of management, the Board of Directors and Trustees of the Funds and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.



Chicago, Illinois
October 12, 2001



Exhibit A


Funds with August 31, 2001 Fiscal Year End

Nuveen California Dividend Advantage Municipal
Fund
Nuveen California Performance Plus Municipal
Fund, Inc.
Nuveen California Municipal Market Opportunity
Fund, Inc.
Nuveen California Municipal Value Fund, Inc.
Nuveen California Investment Quality Municipal
Fund, Inc.
Nuveen California Select Quality Municipal Fund,
Inc.
Nuveen California Quality Income Municipal Fund,
Inc.
Nuveen Insured California Premium Income
Municipal Fund, Inc.
Nuveen Insured California Premium Income
Municipal Fund 2, Inc.
Nuveen California Premium Income Municipal
Fund
Nuveen California Dividend Advantage Municipal
Fund 2